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                                                                     EXHIBIT 11


AIRPORT SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARY
NET INCOME (LOSS) PER SHARE COMPUTATION
(In thousands, except per share data)


                                                                                               YEAR ENDED
                                                                                                APRIL 30,
                                                                                      -----------------------------
                                                                                        1996                 1995
                                                                                      ---------           ---------
        PRIMARY
- ---------------------------------------------
Net income (loss) applicable to common stockholders                                      ($212)           $ 1,194
                                                                                      ========            =======

Weighted average number of common
 shares outstanding during the periods                                                   2,192              2,190

Add - dilutive common equivalent shares
 (determined using the "treasury stock method")
 representing shares issuable upon the exercise
 of stock options                                                                          --                 206
                                                                                      --------            -------

Weighted average number of shares used
 in calculation of primary net income per share                                          2,192              2,396
                                                                                      ========            =======

Net income (loss) per common share - primary                                            ($0.10)           $  0.50
                                                                                      ========            =======

    FULLY DILUTED
- ------------------------------------------------

Net income (loss) applicable to common stockholders                                      ($212)           $ 1,194
                                                                                      ========            =======


Weighted average number of shares used in calculating
 primary net income (loss) per common share computation                                  2,192              2,396

Add (deduct) incremental shares representing:
 Shares issuable upon exercise of stock options
  included in primary calculation above                                                   ---                (206)

Shares issuable upon exercise of stock options
 based on period-end market price                                                         ---                 206
                                                                                      ========            =======

Weighted average number of shares used in
 calculation or fully diluted net income (loss) per shares                               2,192              2,396
                                                                                      ========            =======

Net income (loss) per common share - fully diluted                                      ($0.10)           $  0.50
                                                                                      ========            =======


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